Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-8 Registration Statements (Nos. 333-176202 and 333-204986) pertaining to the 2007 Incentive Compensation Plan of F.N.B. Corporation of our reports dated February 26, 2016, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries and the effectiveness of internal control over financial reporting of F.N.B. Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

August 25, 2016